EXHIBIT 10.2

Stock Exchange for Principle Debt and Forgiveness of Interest

Agreement with John S. Woodward dated November 29, 2005

STOCK EXCHANGE FOR PRINCIPLE DEBT AND FORGIVENESS OF

INTEREST AGREEMENT

John S. Woodward has negotiated in good faith with Crystalix Group International, Inc. (CGI) to convert promissory note dated July 21, 2004 due John S. Woodward by CGI into common shares of CGI stock.

John S. Woodward agrees that:

1.	All interest accrued will be forgiven.
2.

All principle will be forgiven in exchange for 34,000,000 common shares of CGI stock, of which shares as allowed by the S.E.C. and as determined by the transfer agent, will be free trading by the 144 Rule as of the anniversary date of money invested as per the per the Note Agreement signed July 21, 2004.

3.	The John S. Woodward note due by CGI will be considered paid in full as of the date this agreement is signed.

Cyrstalix Group International agrees that:

1.	Upon signing of this document, they will immediately begin the process to issue the shares in a name designated by John S. Woodward.
2.	All notes currently due by CGI to all parties are being converted in the same manner as the notes represented by John S. Woodward and in the amounts disclosed to all parties involved.

/s/ Doug Lee	11/29/05
Crystalix Group International, Inc.	Date

/s/ John S. Woodward	11/29/05
John S. Woodward	Date